Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Wesbanco, Inc of our report dated February 28, 2025, relating to the consolidated statements of financial condition of Premier Financial Corp. as of December 31, 2024 and 2023, the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2024, which is incorporated by reference in Exhibit 99.1 of this Registration Statement on Form S-3 and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe LLP
Cleveland, Ohio
March 2, 2026